Exhibit 99.1

Contacts Tom Conforti Chief Financial Officer IHOP Corp. 818-240-6055

Stacy Roughan Director, Investor Relations IHOP Corp. 818-543-4138

IHOP CORP. REPORTS THIRD QUARTER 2003 RESULTS

GLENDALE, Calif., October 23, 2003 – IHOP Corp. (NYSE: IHP) today announced financial results for its third quarter and nine months ended September 30, 2003.

Third Quarter 2003 Financial Results

The Company reported a 12.3% increase in net income to $11.0 million, or an increase of 10.9% in diluted net earnings per share to $0.51 in the third quarter 2003, compared with net income of $9.8 million, or diluted net income per share of $0.46 in the third quarter 2002.  IHOP’s net income and diluted net earnings per share performance was impacted during the quarter by charges of $1.1 million, or $0.03 per diluted share, associated with the Company’s reorganization announced in January 2003.  Excluding these charges, net income for the third quarter 2003 would have increased 19.3% to $11.7 million or 17.4% in diluted net income per share of $0.54.

For the nine months ended September 30, 2003, the Company reported a 3.2% decrease of net income to $28.0 million, and a decrease of 5.1% in diluted net income per share to $1.29, compared with net income of $28.9 million, or diluted net income per share of $1.36 in the same 2002 periods.  Excluding reorganization charges, net income for the first nine months of 2003 would have increased 15.5% to $33.4 million or 13.2% in diluted net income per share of $1.54.  Total reorganization charges were $8.6 million year-to-date.

Julia A. Stewart, IHOP Corp. President and Chief Executive Officer, said, “Our performance for the third quarter was strong as increased traffic drove system-wide sales growth and produced comp-store sales increases that continue to lead the family dining segment.  We are successfully executing our marketing, operations and training strategies to further establish a leadership role with our franchisees and promote improvements within our restaurants.  In addition to comp-store sales growth, we had an excellent quarter in franchising Company developed restaurants.”

System-wide sales increased 15.0% in the quarter and 14.7% for the nine months ended September 30, 2003 over the same periods in 2002.  The sales increase is primarily the result of growth in the number of effective restaurants and an increase in average per unit sales.  Effective restaurants grew by 8.6% in the third quarter and 8.7% for the nine months ended September 30, 2003 over the same periods in 2002.  Average per unit sales increased 5.9% in the third quarter and 5.6% for the nine months ended September 30, 2003 over the same periods in 2002.  In addition, the Company franchised three more restaurants in the third quarter 2003 than in the same period in 2002.

System-wide comparable store sales increased by 4.7% for the third quarter.  For the nine months ended September 30, 2003, comparable store sales increased 4.4%.  Both these comparable store sales figures are calculated on an 18-month basis.  IHOP’s comparable store sales performance for the quarter included the positive impact of the Company’s first non-breakfast promotional item for the year, Super Stackers sandwiches.  During the 13-week promotional period for Super Stackers, comparable store sales increased by 4.7%.

Change in Comp-Store Sales Methodology

Beginning with the second quarter 2003, IHOP changed its methodology for calculating comparable store sales from a 12-month basis to an 18-month basis.  The Company believes that changing this methodology, where restaurants opened 18 months or more are used for the calculation of year-to-year changes, will enable a more accurate view of its system’s performance. Utilizing an 18-month calculation excludes the effect of high sales levels typically seen during the first few months of operation at new restaurants.

Third Quarter Highlights

The following are business highlights for the third quarter 2003:

•                  IHOP continued to build comparable store sales momentum with the introduction of its Super Stackers lunch and dinner sandwich promotion.  A national network advertising campaign during the month of July 2003 successfully generated high consumer awareness that contributed to growing comparable store sales results throughout the quarter.

•                  The Company’s mystery shop initiative continued with more than 7,400 restaurant evaluations, as of the end of third quarter, enabling each restaurant to be shopped six times.  This initiative has been warmly embraced by our franchisees who see this as great input to target areas of improvement in their own restaurants.

•                  The Company’s new model franchising efforts secured Multi-Store and Single-Store Development Agreements to develop 94 new restaurants over the next several years.  IHOP expects to announce several additional development agreements shortly.

•                  IHOP is on track with its previously announced reorganization of certain departments and processes.  Of note, the consolidation of the Franchise and Development departments as well as Property Management and Franchise Administration departments are complete.

Updated Performance Outlook

Providing an update to its guidance, IHOP expects to report net income per diluted share of $1.65 to $1.75 for fiscal 2003.  This increases the Company’s net income per diluted share performance expectations from its previous guidance of $1.55 to $1.70 for fiscal 2003.

Third Quarter 2003 Conference Call

IHOP will host an investor conference call to discuss its second quarter results today, Thursday, October 23, 2003 at 11:00 a.m. ET (8:00 a.m. PT).  To participate in the call, please dial (877) 356-3747.  A live webcast of the call can be accessed on the Investor Relations section of IHOP’s Web site at www.ihop.com.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for 45 years. Offering more than 16 types of pancakes, as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are developed, operated and franchised by Glendale, California based IHOP Corp.  As of September 30, 2003, there were 1,149 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues
Franchise revenues	$35,761	$30,946	$104,269	$90,933
Rental income	29,581	25,158	86,888	73,548
Company restaurant sales	19,818	19,634	60,827	55,410
Financing revenues	19,602	16,345	50,053	38,591
Total revenues	104,762	92,083	302,037	258,482
Costs and Expenses
Franchise expenses	16,267	13,673	47,629	41,022
Rental expenses	21,718	18,517	63,857	54,229
Company restaurant expenses	21,485	20,442	64,886	57,623
Financing expenses	11,335	9,027	28,036	18,944
General and administrative expenses	12,744	13,326	38,573	36,676
Other (income) expense, net	2,440	1,357	5,666	3,757
Reorganization charges	1,104	—	8,624	—
Total costs and expenses	87,093	76,342	257,271	212,251
Income before income taxes	17,669	15,741	44,766	46,231
Provision for income taxes	6,625	5,903	16,787	17,337
Net income	$11,044	$9,838	$27,979	$28,894

Net Income Per Share
Basic	$0.51	$0.47	$1.30	$1.38
Diluted	$0.51	$0.46	$1.29	$1.36

Weighted Average Shares Outstanding
Basic	21,497	20,958	21,443	20,878
Diluted	21,721	21,235	21,623	21,248

Dividends Declared Per Share	$0.25	$—	$0.50	$—

Dividends Paid Per Share	$0.25	$—	$0.50	$—

IHOP CORP. AND SUBSIDIARIES

RESULTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Restaurant Data
Effective restaurants(a)
Franchise	938	849	920	836
Company	76	78	77	75
Area license	128	125	127	123
Total	1,142	1,052	1,124	1,034

System-wide
Sales(b)	$430,273	$374,281	$1,269,631	$1,106,715
Percent change	15.0%	9.3%	14.7%	10.2%
Average sales per effective restaurant	$377	$356	$1,130	$1,070
Percent change	5.9%	0.3%	5.6%	2.7%
Comparable sales percentage change (c)	4.7%	(1.2)%	4.4%	1.0%

Franchise
Sales	$376,242	$324,263	$1,104,499	$956,003
Percent change	16.0%	9.9%	15.5%	12.4%
Average sales per effective restaurant	$401	$382	$1,201	$1,144
Percent change	5.0%	—	5.0%	1.8%
Comparable sales percentage change(c)	4.7%	(1.1)%	4.3%	1.1%

Company
Sales	$19,818	$19,634	$60,827	$55,410
Percent change	0.9%	14.1%	9.8%	6.6%
Average sales per effective restaurant	$261	$252	$790	$739
Percent change	3.6%	1.2%	6.9%	2.4%

Area License
Sales	$34,213	$30,384	$104,305	$95,302
Percent change	12.6%	0.6%	9.4%	(6.1)%
Average sales per effective restaurant	$267	$243	$821	$775
Percent change	9.9%	(1.6)%	5.9%	3.1%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. It is calculated by dividing total restaurant operating days by 91 days for a quarterly calculation.

(b)                                 “System-wide sales” are retail sales of franchisees, area licensees and Company-operated restaurants, as reported to IHOP.

(c)                                  “Comparable sales percentage change” reflects the percentage change in sales for restaurants that are operated for the entire fiscal period in which they are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants opened for an entire fiscal period being compared will be different from period to period. Comparable average sales do not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
RESTAURANT DEVELOPMENT ACTIVITY

IHOP-beginning of period	1,136	1,043	1,103	1,017
New openings
IHOP-developed	12	21	45	45
Franchisee-developed	1	2	7	7
Area license	4	2	4	4
Total new openings	17	25	56	56
Closings
Company and franchise	(4)	(4)	(10)	(9)
Area License	—	(1)	—	(1)
IHOP-end of period	1,149	1,063	1,149	1,063

Summary-end of period
Franchise	952	861	952	861
Company	68	77	68	77
Area license	129	125	129	125
Total IHOP	1,149	1,063	1,149	1,063

RESTAURANT FRANCHISING ACTIVITY
IHOP-developed	21	17	51	39
Franchisee-developed	1	2	7	7
Rehabilitated and refranchised	4	4	6	5
Total restaurants franchised	26	23	64	51
Reacquired by IHOP	(4)	(2)	(10)	(6)
Closed	(2)	(3)	(4)	(7)

Net addition	20	18	50	38

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Current assets, net	$128,410	$159,101
Property and equipment, net	313,330	286,226
Long-term receivables:
Notes receivable	47,996	46,929
Equipment contracts receivable	166,200	153,261
Direct financing leases receivable	130,476	132,602
Other assets	48,821	41,681
Total assets	$835,233	$819,800

Current liabilities	$48,422	$53,564
Long-term debt	143,971	145,768
Other long-term liabilities	266,800	256,079
Stockholders’ equity	376,040	364,389
Total liabilities and stockholders’ equity	$835,233	$819,800

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash provided by operating activities	$55,012	$49,390
Cash used in investing activities
Additions to property and equipment	(64,993)	(87,324)
Investments in short-term marketable securities	(43,713)	—
Additions to other assets, net	(719)	5,162
Cash provided (used) by financing activities	(8,656)	49,671
Net change in cash and cash equivalents	(63,069)	16,899
Cash and cash equivalents at beginning of period	98,739	6,252
Cash and cash equivalents at end of period	$35,670	$23,151

IHOP CORP.

18 MONTH SAME STORE SALES

PERCENT INCREASES (DECREASES) OVER PRIOR PERIOD

	1999	2000	2001	2002	2003

1st Quarter	0.5%	0.2%	2.2%	2.6%	3.1%

2nd Quarter	2.1%	1.1%	0.0%	1.9%	5.1%

6 Months	1.4%	0.8%	1.2%	2.3%	4.1%

3rd Quarter	1.4%	2.1%	0.0%	(0.7)%	4.7%

9 Months	1.5%	1.4%	0.8%	1.3%	4.4%

4th Quarter	1.5%	0.7%	1.3%	(0.3)%

Full Year	1.6%	1.2%	1.0%	0.9%